EXHIBIT 99.1


                             JOINT FILING AGREEMENT

                  Pursuant to and in accordance with the Securities Exchange Act of 1934,as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

                  IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Date: November 21, 2008                     CORRIENTE ADVISORS, LLC


                                            By:
                                               /s/ James E. Haddaway
                                               ---------------------
                                            Name:  James E. Haddaway
                                            Title: Chief Financial Officer and
                                                   Chief Operating Officer


Date: November 21, 2008                     MARK L. HART III


                                            /s/ Mark L. Hart III
                                            --------------------
                                            Name:  Mark L. Hart III
                                            Title: Chairman and
                                                   Chief Executive Officer